Exhibit 99.1

Yahoo! and Alibaba.com Form Strategic Partnership in China

Combination Creates One of the Largest and Most Comprehensive

Internet Companies in China

SUNNYVALE, Calif. and BEIJING – August 10, 2005 – Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, and Alibaba.com, China’s largest e-commerce company, today announced a definitive agreement to form a long-term strategic partnership in China. Under the terms of the agreement, Yahoo! will contribute its Yahoo! China business to Alibaba.com and the two companies will work together in an exclusive partnership to grow the Yahoo! brand in China. Additionally, Yahoo! is investing $1 billion in cash to purchase Alibaba.com shares from the company and other shareholders. The agreement gives Yahoo! an approximately 40 percent economic interest with 35 percent voting rights, making it the largest strategic investor in Alibaba.com.

The combination will create one of the largest Internet companies in China, and the only Internet company in China with a leading position in the key growth sectors of business-to-business e-commerce, consumer e-commerce, online payments, communications and search.

The combined entity will consist of: Alibaba International, the world’s largest online marketplace for global trade; Alibaba China, the largest online small- and medium-sized enterprise (SME) community in China; AliPay, China’s leading online payment service; Taobao, China’s most popular e-commerce website; and, the Yahoo! China properties, which includes the Yahoo! China portal and its communications and advertising services, Yahoo! Search Technology, and 3721, a leading keyword search service. Yahoo! also intends to contribute its interest in 1Pai, one of the leading consumer commerce offerings in China, into Alibaba.com.

“Yahoo!’s investment underscores our long-term commitment to the Chinese market. We believe the combination of Yahoo! and Alibaba is the best approach for Yahoo! to win in this region,” said Terry Semel, chairman and chief executive officer of Yahoo!. “Together, we will create one of the largest Internet companies in China, and our combined assets will make us the only company that has a leading position in all the key sectors that are driving explosive Internet growth in China such as search, commerce and communications.”

The partnership model is the first of its kind for an Internet company in China. By adding the Yahoo! China brands to Alibaba.com’s businesses, the new partnership will allow the companies to respond quickly to local market needs and develop innovative new products and services for customers in China’s dynamic and rapidly-evolving economy. The partnership also leverages one of the best local management teams, while taking advantage of Yahoo!’s global resources.

“Teaming up with Yahoo! will allow us to deliver an unmatched range of e-commerce services to businesses and consumers in China,” said Jack Ma, chairman and chief executive officer of Alibaba.com.  “With the addition of Yahoo! China to Alibaba.com’s business, we’re expanding our services to provide a leading search offering to China’s Internet users. In China, Alibaba.com is winning in B2B, winning in C2C, winning in online payments and now we’re going to win in search.”

The combined entity will have a four-person board. Management of Alibaba.com will hold two seats, with CEO Jack Ma serving as the board’s chairman. Other directors will include Jerry Yang, Yahoo!’s co-founder and Chief Yahoo!, and a representative from Softbank.

“We have always had a long-term commitment to China and even more so to the development of its Internet industry,” said Jerry Yang. “We’re confident that Yahoo! is putting its resources behind the right management team, which operates according to similar values as we do, and shares the same vision for providing the most essential and relevant services to consumers and businesses.”

This partnership will also allow both companies to leverage Alibaba.com’s strong community of more than 15 million businesses and consumers, which includes over 100,000 businesses who currently pay between $250 and $10,000 per year for Alibaba.com’s online services.

Business-to-business e-commerce is growing faster than any other segment in China, and is anticipated to grow at a compound annual growth rate (CAGR) of 95 percent from 2004 to 2007 (source: National Bureau of Statistics of China and the State Administration of Industry and Commerce and IDC).  Additionally, the consumer e-commerce segment in China also has high growth potential, projected to grow at an 83 percent CAGR from 2004 to 2007 to become a $2.5 billion market (source: iResearch Inc., China Online Auction Report).

The transaction is subject to customary closing conditions and is expected to be completed in the fourth quarter of 2005. The overall transaction is valued at more than US$4 billion.

About Yahoo!

Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! seeks to provide online products and services essential to users’ lives, and offers a full range of tools and marketing solutions for businesses to connect with Internet users around the world. Yahoo! is headquartered in Sunnyvale, California.

About Alibaba.com

Alibaba.com is China’s leading e-commerce company, operating the world’s largest online marketplaces for both international and domestic China trade, as well as China’s most popular online payment system, AliPay. The Alibaba websites have more than 15 million registered users in 200 countries and territories. In 2004, over US$4 billion in trade is estimated to have come from buyers and sellers connecting at Alibaba sites.

Alibaba’s Marketplaces:

Alibaba International (www.Alibaba.com) is an English-language website primarily serving Small and Medium-Sized Enterprises (SME’s) in the international trade community, with 1.5 registered users from over 200 countries and territories.

Alibaba China (www.China.Alibaba.com) is China’s largest online marketplace for domestic trade among businesspeople. With more than 6 million registered users, Alibaba China is a trusted community of members who regularly meet, chat, search for products and do business online. Customers pay an annual subscription fee for membership, which entitles them to post trade offers and products online. The subscription fee also includes authentication and verification of the member’s identity, which is performed by a third-party credit agency.

Taobao (www.Taobao.com) is China’s most popular consumer-to-consumer trading site with more than 7 million registered users. Since its founding in May 2003, Taobao has risen to become a leader in China’s consumer e-commerce market. Compared with similar services, the website has the highest number of product listings and the highest penetration among China’s 100 million Internet users.

AliPay Online Payment Solution: Completing China’s e-commerce transaction chain, Alibaba operates AliPay (www.Alipay.com) which enables any individual or business to securely, easily and quickly send and receive payments online. Alipay’s service builds on the existing financial infrastructure of bank accounts and credit cards, and utilizes proprietary fraud prevention systems to create a safe payment solution. To provide AliPay, Alibaba has partnered with China’s leading banks, including China Merchants Bank, China Construction Bank, Agricultural Bank of China, and the Industrial and Commercial Bank of China.

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s proposed transaction with Alibaba.com (including without limitation as described in the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.  The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers and employees of Yahoo! and Alibaba.com to the transaction; Alibaba.com’s ability to successfully integrate Yahoo!’s China operations and employees; the combined company’s ability to compete with new or existing competitors; acceptance by users of the combined company’s new products and services; the combined company’s ability to manage growth and diversification; an uncertain and emerging regulatory environment relating to Internet services in China; and general economic and political conditions in China.  More information about potential factors that could affect Company’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 which are on file with the SEC and available at the SEC’s website at www.sec.gov.

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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Media Relations Contacts:

Joanna Stevens, Yahoo! Inc., joanna@yahoo-inc.com, 408-349-7855

Mary Osako, Yahoo! Inc., mosako@yahoo-inc.com, 408-349-6255

Reema Bahnasy, OutCast Communications for Yahoo!, reema@outcastpr.com, 415-345-4760

Yahoo! Investor Relations Contact:

Paul Hollerbach, Yahoo! Inc., paulh@yahoo-inc.com, 408-349-3578

Alibaba.com Media Relations Contacts:

Marcy Simon, Worldwide Communications & Television for Alibaba.com, marcy@wctv.com, 212-445-8220

Porter Erisman, Alibaba.com, porter@alibaba-inc.com, + 86-138-1782-6630